Exhibit 99.1

Contact at 214/432-2000 Steven R. Rowley President & CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS INC. REPORTS

STRONG REVENUE AND EARNINGS IMPROVEMENT

IN THE FIRST QUARTER

DALLAS, TX (August 7, 2013) – Eagle Materials Inc. (NYSE: EXP) today reported financial results for the first quarter of fiscal 2014 ended June 30, 2013. Notable items for the quarter include (all comparisons, unless noted, are with the prior-year’s first quarter):

•	Revenues of $227.0 million, up 47%

•	Record quarterly cement sales volumes of 1.2 million tons

•	Earnings before interest and income taxes of $49.5 million, up 109%

•	Net earnings per diluted share of $0.60, up 94%

•	Began operations at our new frac sand plant in Corpus Christi, Texas

First quarter earnings before interest and income taxes increased 109%, reflecting improved sales volumes and net sales prices across all heritage businesses as compared to the prior year’s first quarter and the acquisition of assets, consisting primarily of two cement plants in Oklahoma and Missouri and related aggregates and ready-mix businesses in Kansas City (the Acquired Assets), on November 30, 2012.

Cement, Concrete and Aggregates

Operating earnings from Cement for the first quarter were $19.0 million, a 93% increase from the same quarter a year ago. The earnings increase was driven by increased sales volumes and average net cement sales prices partially offset by a slight increase in operating costs.

Cement revenues for the first quarter, including joint venture and intersegment revenues, totaled $117.7 million, 55% greater than the same quarter last year. The revenue improvement reflects a 46% increase in our first quarter Cement sales volume, including sales volume attributable to the Acquired Assets. The average net sales price for this quarter was $86.15 per ton, 6% greater than the same quarter last year.

Concrete and Aggregates reported operating earnings of $0.2 million for the first quarter, comparable with the same quarter a year ago.

Gypsum Wallboard and Paperboard

Gypsum Wallboard and Paperboard reported first quarter operating earnings of $35.3 million, up 83% from the same quarter last year. Improved Gypsum Wallboard net sales prices were the primary driver of the quarterly earnings increase. Additional contribution came from improved sales volumes in both wallboard and paperboard.

Gypsum Wallboard and Paperboard revenues for the first quarter totaled $114.9 million, a 28% increase from the same quarter a year ago. The revenue increase reflects higher average Gypsum Wallboard net sales prices and higher Gypsum Wallboard and Paperboard sales volumes. The average Gypsum Wallboard net sales price this quarter was $146.30 per MSF, 23% greater than the same quarter a year ago. Gypsum Wallboard sales volume for the quarter of 532 million square feet (MMSF) represents a 16% increase from the same quarter last year. The average Paperboard net sales price this quarter was $502.42 per ton, comparable with the same quarter a year ago. Paperboard sales volumes for the quarter were 64,000 tons, 7% higher than the same quarter a year ago.

Details of Financial Results

For information regarding the results of operations for the Acquired Assets for certain periods prior to November 30, 2012, including pro forma financial information that combines the results of operations for Eagle and the Acquired Assets, please see our Form 8-K/A filed on April 26, 2013. The increase in our average shares outstanding at June 30, 2013 is primarily due to the impact of our follow-on equity offering related to the Acquired Assets, which was completed on October 3, 2012.

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of the amounts referred to above.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates from 40 facilities across the US. Eagle is headquartered in Dallas, Texas.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information and other matters at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Thursday, August 8, 2013. The conference call will be webcast simultaneously on the Eagle Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact Eagle at (214) 432-2000.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas and oil; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation);possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. With respect to our acquisition of the Acquired Assets as described in this press release, factors, risks and uncertainties that may cause actual events and developments to vary materially from those anticipated in forward-looking statements include, but are not limited to, the risk that we may not be able to integrate the Acquired Assets in an efficient and cost-effective manner with our other assets and operations, the possible inability to realize synergies or other expected benefits of the transaction, the possibility that we may incur significant costs relating to transition or integration activities or repair and maintenance of the Acquired Assets, the discovery of undisclosed liabilities associated with the business, the need to repay the indebtedness incurred to fund the acquisition and the fact that increased debt may limit our ability to respond to any changes in general economic and business conditions that occur after the acquisition. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013. This report is filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

Steven R. Rowley

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1     Statement of Consolidated Earnings

Attachment 2     Revenues and Earnings by Lines of Business (Quarter)

Attachment 3     Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

Attachment 4     Consolidated Balance Sheets

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended June 30,
	2013	2012
Revenues	$227,044	$154,042
Cost of Goods Sold	180,440	131,145

Gross Profit	46,604	22,897
Equity in Earnings of Unconsolidated Joint Venture	7,878	6,468
Corporate General and Administrative Expenses	(5,594)	(5,416)
Other, net	583	(270)

Earnings before Interest and Income Taxes	49,471	23,679
Interest Expense, Net	(4,955)	(3,765)

Earnings before Income Taxes	44,516	19,914
Income Tax Expense	(14,415)	(5,936)

Net Earnings	$30,101	$13,978

NET EARNINGS PER SHARE
Basic	$0.61	$0.31

Diluted	$0.60	$0.31

AVERAGE SHARES OUTSTANDING
Basic	48,955,724	44,670,359

Diluted	49,810,170	45,078,734

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Segment Operating Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended June 30,
	2013	2012
Revenues*

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$95,981	$70,220
Gypsum Paperboard	18,951	19,407

	114,932	89,627

Cement (Wholly Owned)	87,304	51,750

Concrete and Aggregates	24,808	12,665

Total	$227,044	$154,042

Segment Operating Earnings

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$29,636	$14,022
Gypsum Paperboard	5,679	5,276

	35,315	19,298

Cement:
Wholly Owned	11,132	3,398
Joint Venture	7,878	6,468

	19,010	9,866

Concrete and Aggregates	157	201

Other, net	583	(270)

Sub-total	$55,065	$29,095
Corporate General and Administrative Expense	(5,594)	(5,416)

Earnings before Interest and Income Taxes	$49,471	$23,679

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3.

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

(unaudited)

	Sales Volume
	Quarter Ended June 30,
	2013	2012	Change
Gypsum Wallboard (MMSF’s)	532	457	+16%

Paperboard (M Tons):
Internal	26	20	+30%
External	38	40	-5%

	64	60	+7%

Cement (M Tons):
Wholly Owned	979	621	+58%
Joint Venture	262	227	+15%

	1,241	848	+46%

Concrete (M Cubic Yards)	227	137	+66%

Aggregates (M Tons)	909	652	+39%

	Average Net Sales Price *
	Quarter Ended June 30,
	2013	2012	Change
Gypsum Wallboard (MSF)	$146.30	$118.70	+23%
Paperboard (Ton)	$502.42	$502.89	0%
Cement (Ton)	$86.15	$81.06	+6%
Concrete (Cubic Yard)	$78.97	$65.29	+21%
Aggregates (Ton)	$7.84	$5.98	+31%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues ($ in thousands)
	Quarter Ended June 30,
	2013	2012
Intersegment Revenues:
Cement	$1,992	$567
Paperboard	13,212	10,922
Concrete and Aggregates	398	212

	$15,602	$11,701

Cement Revenues:
Wholly Owned	$87,304	$51,750
Joint Venture	28,404	23,707

	$115,708	$75,457

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30,		March 31,
	2013	2012	2013*
ASSETS
Current Assets –
Cash and Cash Equivalents	$6,744	$3,707	$3,897
Accounts and Notes Receivable, net	117,668	73,304	87,543
Inventories	164,197	114,441	156,380
Federal Income Tax Receivable	—	—	2,443
Prepaid and Other Assets	9,606	3,366	11,008

Total Current Assets	298,215	194,818	261,271

Property, Plant and Equipment –	1,620,208	1,145,195	1,599,992
Less: Accumulated Depreciation	(630,317)	(572,351)	(614,268)

Property, Plant and Equipment, net	989,891	572,844	985,724
Investments in Joint Venture	41,074	39,407	42,946
Notes Receivable	3,843	3,360	3,893
Goodwill and Intangibles	161,916	150,743	162,400
Other Assets	20,278	19,224	19,999

	$1,515,217	$980,396	$1,476,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$54,983	$34,517	$58,880
Accrued Liabilities	36,320	30,275	41,349
Federal Income Tax Payable	10,904	8,192	—
Current Portion of Long-term Debt	—	4,677	—

Total Current Liabilities	102,207	77,661	100,229

Long-term Liabilities	52,079	39,774	51,547
Bank Credit Facility	305,000	57,000	297,000
Senior Notes	192,259	192,259	192,259
Deferred Income Taxes	138,220	129,760	139,028
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 49,552,819; 45,362,170 and 49,503,496 Shares, respectively.	496	454	495
Capital in Excess of Par Value	228,034	39,564	224,053
Accumulated Other Comprehensive Losses	(6,887)	(5,400)	(7,042)
Retained Earnings	503,809	449,324	478,664

Total Stockholders’ Equity	725,452	483,942	696,170

	$1,515,217	$980,396	$1,476,233

*	From audited financial statements.